Exhibit 10.14

CERTAIN INDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO BIOMX LTD. IF PUBLICLY DICSLOSED. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

Addendum to an Unprotected Lease Contract from 24th May 2017 prepared and signed in ____ on the _____ day of the month of _______ 2020

Between

1.	AFI Properties Ltd. (25.3%) of 4 Derech Hachoresh, Yehud

2.	Ef-Shar Ltd. (34.7%) of 4 Derech Hachoresh, Yehud

3.	Weizmann Institute of Science (hereinafter – the “Institute”) (40%) at the Weizmann Institute of Science Assets and Development (Mul Nof) Ltd. Beit Sagan, Weizmann Institute of Science, Herzl St 234, Rehovot By Afi Properties Ltd. and/or Ef-Shar Ltd. (hereinafter – “AFI”) By virtue of power of attorney signed by the Institute on 26th October 2015 (hereinafter together, distinctly from “jointly and severally” – the “Lessor”)

The first party;

And

BiomX Ltd.
B.N: 515220556
(Hereinafter – the “Lessee”)

The second party;

Whereas	an unprotected lease contract was signed between the Lessor and the Lessee on 24th May 2017 with its appendices and addendums (hereinafter together: the “Lease”), by virtue of which the Lessee leases from the Lessor an area of [**] (hereinafter: “Area A”) and [**] (hereinafter: “Area B”) in the Science Park in Ness Ziona (hereinafter respectively: the “Lease", the “Leased Property” and the “Park”); and

Whereas	The Lessee has requested the termination of the lease in Area A and Area B (hereinafter: the “Returned Area”) from the Lessor on the determining date, as defined below; and

Whereas	The Lessee has requested from the Lessor to rent an additional area [**] (hereinafter: “Area C”) and an additional area [**] (hereinafter: “Area D”) within the boundaries marked in red in the drawing attached to this addendum as Appendix A (Area C and Area D shall be referred to together below as the “Additional Area”); and

Whereas	The Lessor has agreed to the Lessee’s aforesaid requests, all in accordance with the details and conditions stipulated in this addendum below.

It is therefore agreed and stipulated between the parties as follows:

1.	The preamble and the appendices to this addendum form an inseparable part thereof.

2.	Each term appearing in this addendum shall have the meaning given to it in the Lease, unless expressly stated otherwise.

3.	Termination of the Lease in the Returned Area

3.1	Subject to the fulfillment of the provisions of this addendum by the Lessee, the Lease of the Returned Area will be terminated on 31st March 2021 (hereinafter: the “Determining Date”) and the Lessee will be subject to all of the provisions of the Lease regarding vacating the Returned Area.

3.2	Notwithstanding the provisions of section 3.1 above, [**]. For the avoidance of doubt, the provisions of the Lease, including the termination of the Lease and the vacating of the Lessee, shall also apply in relation to [**].

3.3	The Lessee hereby declares and undertakes that until no later than the Determining Date [**], they will vacate the Returned Area, in accordance with the vacating provisions set forth in the Lease, when it is free from all persons and objects, as stated in the Lease.

3.4	The Lessee declares and hereby confirms that they are aware that as of the Determining Date, the Returned Area will be leased and handed over to a new lessee/new lessees (hereinafter: the “New Lessee”). The Lessee also declares that they are aware that any delay in their vacating of the Returned Area, for any reason, will cause a delay in the commencement of the New Lessee’s lease in the Returned Area, for all that it entails. The Lessee hereby undertakes to indemnify the Lessor, at their first request in writing by law that has not been delayed, for any damage and/or expense incurred to them in connection with any delay in vacating the Returned Area, in whole or in part, for a reason dependent on the Lessee only.

4.	The Additional Area

4.1	The Lessee hereby leases to the Lessee and the Lessee hereby leases from the Lessor, the Additional Area as defined above under the terms of the Lease, mutatis mutandis, subject to the conditions in this addendum above and below.

4.2	The area of Area C, for the purposes of payments according to the Lease and this addendum, [**]when it is clarified that this area includes the load due to the relative share of the Additional Area in the public areas in the building due to their joint use.

4.3	The area of Area D, for the purposes of payments according to the Lease and this addendum, [**], when it is clarified that this area includes the load due to the relative share of the Additional Area in the public areas in the building due to their joint use.

The Lessee declares that as of the date of signing this addendum, they are not aware of any defect or fault in the Additional Area.

5.	The Lease Period in the Additional Area

5.1	The lease period in the Additional Area will begin on 1st September 2020 (hereinafter: the “Delivery Date”) and will end [**] (hereinafter: the “Lease Period in the Additional Area”).

The Additional Area will be handed over to the Lessee on the Delivery Date in its condition as is without the Lessor making any work and/or adjustments to it. The Lessee declares that as of the date of signing this addendum, they are not aware of any defect or fault in the Additional Area.

Delay in the delivery of the Additional Area due to reasons dependent on the Lessor and/or those on their behalf will delay and postpone the actual Date of Delivery but not the Lessee's obligations from the Date of Delivery stated above and hereafter, including regarding their obligations to pay rent and management fees, etc. and payments in respect of the Additional Area, in accordance with the provisions of the lease and this addition (without prejudice to section 8 below). The parties agree that insofar as there is an impediment in receiving the Additional Area on the Date of Delivery for a reason dependent on the Lessor or Transferor, as stated in the tripartite agreement attached as Appendix ___, the Date of Delivery and the Determining Date will be postponed accordingly until the impediment is removed. To the extent that there is a delay in handing over possession of the Additional Area for a reason dependent on the said Lessee or transferor, the parties agree that the Lessee will continue to lease the occupied area and seize possession of it, in accordance with the provisions of the Lease and all the dates stated in this addendum will be postponed accordingly. In addition, to the extent that the delay in handing over possession of the Additional Area for a reason dependent on the Lessor or transferor is more than [**], each of the parties will be entitled to cancel this addendum by giving written notice at the end of the [**]and on that date only. If no notice is given on this date by any of the parties, this will constitute a waiver by the parties of the possibility of cancellation in these circumstances as stated.

In the event of cancellation of the said addendum, the Lessee will continue to lease the Returned Area and will continue to occupy it until the end of the Lease and will continue to fulfill all their obligations in relation to the Returned Area, including making payments, all in accordance with the Lease.

6.	Additional Lease Period in the Additional Area

Subject to the fulfillment of the conditions listed below, [**]

1.	If the Lessee has not breached during the Lease Period in the Additional Area any of his obligations under this contract, a breach which has not been remedied on the date stipulated in this agreement, insofar as such date has been stipulated in the agreement, including and without derogating from the aforesaid generality, all payments applicable to them under this agreement shall be paid, in full and on time.

2.	There are no legal proceedings or arbitration proceedings or disagreements between the parties regarding the fulfillment of the Lessee's obligations under the lease agreement and this addendum.

3.	The Lessor did not receive, at least three (3) months before the end of the Lease Period in the Additional Area, a letter by registered mail from the Lessee, informing [**].

4.	[**]all the insurances and collateral under this contract, and presented them to the Lessor, [**].

(The Lease Period in the Additional Area [**] will be referred to together hereinafter as the “Lease Period”).

At the end of the Lease Period in the Additional Area and/or the end of the Lease Period, [**]the Lessee's Lease in the Additional Area will come to an end and the provisions of the Lease regarding the termination of the Lease and the vacating of the Lessee will apply.

7.	Rental and Service Fees

7.1	The rent to be paid by the Lessee for the Additional Area during the Lease Period in the Additional Area and the Additional Lease Period will be [**]of the Additional Area per month, plus VAT, with this amount linked to the consumer price index published on 15 May 2020 in respect of April 2020 (hereinafter: the “Basic Index”).

7.2	The service fee to be paid by the Lessee for the additional area will be customary from time to time in the building, and will be paid plus VAT and linked to the Basic Index in the acceptable manner in the building. Without derogating from the aforesaid, it should be noted that [**].

7.3	The rental and service fees for the Additional Area will be paid on the dates and in the manner specified in the Lease.

7.4	For the avoidance of doubt, it is clarified that all other obligations and payments applicable to the Lease under the lease agreement, including (but not limited to) property taxes, electricity, water and any payment to any third party, will also apply to the Additional Area, all in accordance with the Lease.

8.	[**]

[**].

[**].

The Lessor hereby notifies the Lessee that they have a banker's lien and have registered in their favor a first lien in respect of the land on which the Leased Property is built. The aforesaid shall not derogate from the rights of the Lease under this agreement.

9.	Construction Budget

It is agreed that the Lessor will participate in the cost of carrying out construction work in the Additional Area only and up to a total amount of [**] (hereinafter: the “Lessor's Participation in the Construction”), which will be paid to the Lessee in the manner and conditions accepted by the Lessor, [**], in return for presenting a legal tax invoice prepared in the name of the Lessor. The Lessee undertakes to bear alone any additional cost that may be required as part of the construction work on the Leased Property. The parties agree that the responsibility for carrying out the construction work on the Leased Property, for all that it entails, including planning and coordination with any relevant party required, will rest solely on the Lessee and the lessor undertakes to sign any documents regarding the construction work as required, as part of their signature as owner in the additional area, provided that this does not impose any financial and/or other obligation on them. It is hereby clarified and agreed that the Lessor's participation in the construction work on the Leased Property as specified above does not impose on the Lessor any liability and/or responsibility in connection with the planning and/or execution of the works on the Leased Property, and the Lessee hereby declares that they will be solely responsible for any approval and/or permit required by law, and will also be responsible for the execution and planning of the construction work on the Leased Property. The Lessee hereby declares and confirms that they do not have and will not have any claim and/or demand and/or lawsuit against the Lessor in this context, except in the case of malice and/or negligence on behalf of the Lessor.

For the avoidance of doubt, the Lessor is not required to carry out any adjustment and/or renovation and/or construction work on the Leased Property themselves.

For the avoidance of doubt, it is hereby clarified that the construction budget as defined below, is determined [**] (and without detracting from the Lessor's rights in this case in case of breach of contract by the Lessee), an amount equal to [**]of the construction budget [**].

Construction budget refund:

During the first Lease Period, the Lessee will pay, at a monthly rate, the construction budget reimbursement, at a rate of [**] (hereinafter: the “Construction Budget Reimbursement”)

It is agreed that the collateral provided by the Lessee to the Lessor in accordance with the provisions of this agreement will also be used to secure the Lessee's undertakings in respect of the aforesaid, all without prejudice to any other relief and/or remedy reserved to the Lessor under this contract and/or any applicable law.

It is clarified that the above does not constitute consent and/or approval to shorten the Lease Period for any purpose.

10.	Parking Spaces

10.1	From the Date of Delivery and during the Lease Period in the Additional Area, the Lessee may use, for parking purposes only, [**]to be allocated by the Lessor [**] (hereinafter respectively: the “Parking Spaces” and the “Parking Lot”). The Lessor will be entitled to change, subject to 3 days' prior notice to the Lessee, from time to time, the location of the Parking Spaces, at their sole discretion, subject to providing notice to the Lessee and provided it is done in coordination with the Lessee, without the Lessee having any claim and/or lawsuit and/or demand in connection in this regard.

10.2	In respect of each of the Parking Spaces, the Lessee will pay the Lessor a sum in the amount of [**], with this amount linked to the Basic Index plus VAT (hereinafter: the “Parking Fee”).

11.	Bank Guarantee

To ensure the fulfillment of all obligations of the Lessee according to this addendum and according to the Lease, and as a precondition for delivery of possession in the Additional Area by the Lessee, the Lessee will provide the Lessor, no later than the Date of Delivery in the Additional Area, an autonomous bank guarantee in the amount of ___ NIS (hereinafter: the “Supplementary Guarantee”) which will join the existing bank guarantee at the hands of the Lessor. It is clarified that all the provisions of the lease agreement regarding the bank guarantee will apply, respectively, to the Supplementary Guarantee, including the manner of realization, the date and the conditions for returning the guarantee to the Lessee. The sum of the Supplementary Guarantee will be linked to the Basic Index. If the Supplementary Guarantee is not issued on such date, this addendum shall be considered null and void and the Lessee will not have any claim and/or demand and/or lawsuit in connection therewith. The Supplementary Guarantee will be used by the Lessor together with the balance of the collateral deposited with the Lessor to secure the Lessee's obligations in accordance with the Lease and in accordance with this addendum.

Without derogating from the aforesaid, and insofar as the Lessor chooses not to cancel this addendum, then failure to deposit the Supplementary Guarantee on the date stated in this section above will postpone the date of delivery of possession in the Additional Area but not the Lessee's charges under this addendum and under the Lease.

12.	The validity of the Lessee's insurance under the Lease will be extended in accordance with this addendum so that they apply to the additional Area throughout the Lease Period in the Additional Area, the Lessee undertakes to present to the Lessor, until the date of commencement of the Lease Period in the Additional Area, the insurance certificates attached to the Lease when they are signed by their insurer.

13.	It is agreed that a breach of this addendum will constitute a breach of the Lease for all intents and purposes and that a breach of the Lease will constitute a breach of this addendum.

14.	Except for the matters specified and regulated explicitly in this addendum, all the provisions of the Lease will continue to apply to the Lessor in the Leased Property and in the Additional Area.

15.	Each term mentioned in this addendum shall have the meaning given to it in the Lease, unless otherwise expressly provided in this addendum.

In witness whereof the parties have signed:

/s/ Jonathan Solomon, CEO	/s/ Ariel Goldstein
/s/ Marina Wolfson, SVP Finance and Operations	/s/ Avi Barzilay
Biomx Ltd.	Ef-Shar Ltd.
The Lessee	AFI Properties Ltd.
The Lessor